Exhibit 99.1

Dyadic and Phibro Animal Health Announce Exclusive License Agreement

to Develop and Commercialize Animal Health Vaccine

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The exclusive license agreement between Dyadic and Phibro utilizes Dyadic engineered C1-cells to produce specific targeted antigens for development and commercialization of a poultry vaccine for a targeted disease.

JUPITER, FL  February 10, 2022, Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on further improving, applying, and deploying its proprietary C1-cell protein production platform to accelerate development, lower production costs and improve the performance of protein based vaccines and therapeutics, and Phibro Animal Health (“Phibro”) (NASDAQ: PAHC), a leading global diversified animal health and mineral nutrition company, jointly announced that they have entered into an exclusive license agreement for a Phibro targeted disease. This agreement follows the successful proof of concept development work, including animal trials, which was previously completed by the two companies.

Under the terms of the Agreement:

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Dyadic granted Phibro an exclusive license for its proprietary C1 -cell protein production platform to produce specific targeted antigens for development and commercialization of a poultry vaccine for a Phibro targeted disease.

●	The parties will continue development work to find a vaccine candidate using Dyadic’s C1 cells.
●	The parties expect to continue working on developing additional animal vaccine candidates to be produced from Dyadic’s C1-cells.

“Phibro has been excellent to work with on this project and we look forward to expanding our collaboration to develop more cost-efficient, high-performance animal vaccines that can be produced from our proprietary and patented C1-cell protein production platform. Animal health continues to be a core market for Dyadic, where the broad utility of C1 engineered cell lines have the potential to significantly reshape how animal vaccines are brought to market and manufactured in terms of speed, scale, cost and manufacturing time,” said Mark Emalfarb, Dyadic's President and Chief Executive Officer.

Avner Finger, Phibro’s Vice President of Research and Development commented, “Following the successful animal testing of antigens produced by Dyadic's C1 expression system for a targeted disease, we are pleased to be moving into the next stage of development to produce a viable vaccine candidate. Phibro remains committed to innovation and supplying superior animal health vaccines and feed solutions. Our commitment extends to not only consumers but to the ethical global supply chain of farmers and animals under their care, in order to provide a healthy source of protein.”

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com

Damian Finio

Chief Financial Officer, Phibro Animal Health Corporation

Phone: (201) 329-7300

Email: investor.relations@pahc.com